Filed Pursuant to Rule 424(b)(3)
Registration No. 333-118529

Prospectus Supplement No. 1

To Reoffer Prospectus

of

PSYCHIATRIC SOLUTIONS, INC.

Relating to

1,789,723 Shares of Common Stock of Psychiatric Solutions, Inc.

     This prospectus supplement, dated September 21, 2004 (this “Supplement”), supplements our reoffer prospectus filed as part of our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 25, 2004 (the “Prospectus”), contains information about a certain employee and stockholder who can use this Supplement to offer and sell shares of Psychiatric Solutions, Inc. common stock, par value $.01 per share. No additional securities are being registered hereby.

     You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

     The selling stockholder listed in the table below acquired the common stock offered by this Supplement upon the exercise of options granted to him pursuant to our Amended and Restated Psychiatric Solutions, Inc. Equity Incentive Plan (the “Equity Incentive Plan”). The selling stockholder will receive or has received all of the net proceeds from the sale of his shares of common stock offered by this Supplement.

     The information contained in the following table is as of September 21, 2004 and supplements the section entitled “Selling Stockholders” contained in the Prospectus.

Percentage of
Common Stock
		Number of Shares of	Number of	Beneficially
		Common Stock	Shares	Owned Assuming
		Beneficially	Registered	Completion of
Name	Position with Company	Owned	Hereby	This Offering
Steven T. Davidson	Chief Development Officer	6,250 (1)	100,865 (2)	*

*	Indicates beneficial ownership of less than 1.0% of the Company’s outstanding common stock.

(1)	Under Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of common stock subject to options that currently are exercisable or will be exercisable within sixty (60) days of September 21, 2004.

(2)	Includes shares of common stock acquired pursuant to the Equity Incentive Plan and common stock underlying options granted pursuant to the Equity Incentive Plan (both vested and unvested).

     Information concerning the selling stockholders may change from time to time and will be set forth in future supplements. Full and complete copies of this Supplement and the Prospectus will be provided upon request.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 33 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement is September 21, 2004